Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

January 9, 2019

To: Experiential Squared, Inc. as manager of My Racehorse CA, LLC

We hereby consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated June 26, 2018, with respect to the balance sheets of My Racehorse CA, LLC as of December 31, 2017 and 2016 and the related statements of operations, member's equity and cash flows for the calendar year period of 2017 and from December 27, 2016 (inception) to December 31, 2016 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

January 9, 2019